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                                                                                                                        Exhibit 12.1
                                                       CP Limited Partnership
                                          Computation of Ratio of Earnings to Fixed Charges


                                                      12/31/2001   12/31/2000     12/31/99   12/31/1998   12/31/1997    12/31/1996
Earnings:
Income before extraordinary charges                      36,118       48,722       44,962       34,486       24,688       16,100
Fixed charges                                            48,148       36,916       32,818       31,769       26,343       13,000
                                                ------------------------------------------------------------------------------------
                                                         84,266       85,638       77,780       66,255       51,031       29,100


Fixed charges:
Preferred dividends                                       6,094        6,094        6,094        4,249         --           --
Interest factor on rental expense (1)                       530          516          500          482          425           38
Interest                                                 46,526       35,795       31,588       30,523       25,438       12,525
Amortization of deferred financing costs                  1,092          605          730          764          480          437
Capitalized interest                                      4,368        1,646        1,249          579          708
                                                ------------------------------------------------------------------------------------
                                                         58,610       44,656       40,161       36,597       27,051       13,000

Ratio of earnings to fixed charges                        1.44x        1.92x        1.94x        1.81x        1.89x        2.24x
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(1) Amount represents one third of all rental expense (the portion deemed representative of the interest factor).